Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Beazer Homes Announces Newly Increased and Extended
$750 Million Bank Credit Facility

ATLANTA, June 1, 2004 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) announced that it has increased and extended its existing bank credit facility. The new $750 million credit arrangement, which matures in June 2008, was increased from $450 million. The facility includes both a $550 million revolving credit facility and a $200 million term loan.  The facility also contains an accordion feature under which the aggregate commitment may be increased up to $1 billion, subject to the availability of additional commitments.

The new facility is led by Bank One, NA as Agent, Guaranty Bank, BNP Paribas and Wachovia Bank, National Association as Syndication Agents, The Royal Bank of Scotland plc as Documentation Agent, SunTrust Bank, PNC Bank, National Association and Washington Mutual Bank, FA as Managing Agents, Comerica Bank and Key Bank National Association as Co-Agents, and Banc One Capital Markets, Inc., as Lead Arranger and Sole Bookrunner.  Eight other banks participate in the facility.

“Our new bank credit facility provides us with substantially increased liquidity, enabling Beazer Homes to further capitalize on the significant opportunities available to us in an industry which continues to exhibit robust and sustainable fundamentals,” said James O’Leary, Executive Vice President and Chief Financial Officer. “We greatly appreciate the support and confidence of our bank syndicate, as evidenced by the increased size, extended maturity, and improved pricing of this new facility.  We are also pleased to welcome several new lenders into our bank group. Their commitment to Beazer Homes illustrates their confidence in both our company and our strategy.”

Beazer Homes USA, Inc., headquartered in Atlanta is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes also provides mortgage origination and title services to its homebuyers.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the Company’s improvement plan for the Midwest will not achieve desired results, and other factors described in the Company’s Form S-4/A filed with the Securities and Exchange Commission on April 9, 2004 and Annual Report and Form 10-K for the year ended September 30, 2003.

Contact:   Leslie H. Kratcoski
Director, Investor Relations
(770) 829-3764
lkratcos@beazer.com